EXHIBIT 11.1

                     CENTIGRAM COMMUNICATIONS CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
 FOR THE YEARS ENDED NOVEMBER 1, 1997, NOVEMBER 2, 1996 AND OCTOBER 28, 1995
                      (in thousands, except per share data)

                                                    For the Years Ended
                                           -------------------------------------
                                           November 1,  November 2,  October 28,
                                              1997         1996         1995
                                           -----------  -----------  -----------
Net income (loss).........................    ($1,678)      $1,000      ($4,134)
                                           ===========  ===========  ===========

Computation of common and common
  equivalent shares outstanding:
  Common stock............................      6,943        6,824        6,560

  Options and warrants....................        --           157          --
                                           -----------  -----------  -----------
Common and common equivalent shares
used in computing per share  amounts......      6,943        6,981        6,560
                                           ===========  ===========  ===========

Net income (loss) per share...............     ($0.24)       $0.14       ($0.63)
                                           ===========  ===========  ===========

    Fully diluted computation not presented since such amount differs by less than 3% of the net income per share amounts shown above